Exhibit 10.11

August 2, 2017

Abpro

65 Cummings Park Drive

Woburn, MA 01801

Fred Driscoll

Address

Dear Fred,

We are pleased to have you join our Board of Directors. Please find the details below.

Independent Director Agreement

Independent Director Agreement, dated and effective as of August 1, 2017, by and between Abpro Corporation, a Delaware corporation (the “Company”), and the undersigned, Fred Driscoll, who is invited to become a member of the Company’s Board of Directors (the “Board Member”).

WHEREAS, the Company has invited the Board Member to join the Board of Directors as a non-employee, non-executive Director, and the Board Member has agreed to serve as a member of the Board of Directors; and

WHEREAS, the Board Member and the Company agree that certain information regarding the Company’s product research and development activities, its product development plan, business plan and marketing strategy, vendors, and other proprietary information and trade secrets relating to the intellectual property and business of the Company that the Board Member may work on, review or obtain during the course of this services shall be used exclusively for the benefit of the Company.

NOW, THEREFORE, in consideration of the covenants and promises made herein, the parties agree as follows:

1. Member of Board of Directors. The Board Member agrees to serve as a member of the Board of Directors. The Board Member’s responsibilities as a director will include attending regularly scheduled and special meetings of the Board of Directors that may be called from time to time, as well as being available as may be needed for telephone conference calls to address special projects that may arise from time to time. It is anticipated that the Company will convene at least four (4) regularly scheduled meetings per calendar year and up to 40 hours per year of strategic planning.

2. Compensation; Expenses. In consideration of your continuing service as a member of the Board of Directors, the Company will pay you $65,000 per year in cash payable quarterly and grant you 50,000 stock option at FMV subject to BOD determination. In addition, the Company will reimburse all reasonable expenses that the Board Member may incur in connection with his or her performance of services as a member of the Board. All expense reimbursements shall be made in accordance with established Company policies.

3. Duties of Nondisclosure; Assignment of Inventions; Non-solicitation. The Board Member agrees to use his or her best efforts to serve as a member of the Board of Directors, and to exercise with all diligent effort, the fiduciary duties of due care and loyalty on behalf of the Company. The Board Member will not directly or indirectly use, disclose, publish or in any way make available to, or for the benefit of himself or herself or any third party, any confidential information relating to the business, strategy, marketing and financing plans, operations, financial condition, management, intellectual property, designs and projects, potential or actual strategic partners and alliances, and other confidential, non-public business information and trade secrets of the Company. The Board Member will not at any time, without the prior written authorization of the Company, reveal, use for internal analysis purposes, report, publish, transfer or disclose to any third party any such confidential information of the Company or its customers or partners. The Board Member will not recruit, solicit, or hire any employee or consultant of the Company on behalf of another enterprise, and will not solicit or divert business away from the Company with any customer, contract research organization or strategic partner of the Company on behalf of a competitive enterprise. Any ideas, concepts, confidential information or copyrightable materials which are authored or developed by the Board Member and which relate to the Company’s business or products or result from advice rendered to the Company shall be deemed “works for hire” and shall be owned by the Company. Nothing in this Section 3 shall be deemed to in any way limit the Board member’s fiduciary obligations under law.

4. Not a “Bad Actor”. The Board Member hereby represents and warrants to the Company that none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(vii) promulgated under the Securities Act of 1933, as amended (each, a “Disqualification Event”), is applicable the Board Member except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

5. General Provisions. The Company is not by reason of this Agreement obligated to continue to maintain a business relationship with the Board Member in any capacity, whether employment, advisory, consulting, as a member of its Board of Directors or otherwise. Nothing in this Agreement shall be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove the Board Member from the Board of Directors at any time in accordance with the provisions of applicable law and the Company’s Certificate of Incorporation and Bylaws. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument, and may also be executed and delivered by facsimile transmission or electronic signature. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof relating to the service of the Board Member and the compensation associated with such service. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, and any action to enforce this Agreement shall be located in the courts in Massachusetts.

This Agreement has been executed by the parties as an instrument under seal as of the date and year first above written.

Abpro Corporation		Board Member:

By:	/s/ Ian Chan	/s/ Fred Driscoll
Name:	Ian Chan	Fred Driscoll
Title:	Chairman, CEO